EXHIBIT 10.17
DH EAS Employment LLC

April 10, 2023
Sylvia Stein

Dear Sylvia:

Congratulations! I am delighted to extend you an offer of employment with DH EAS Employment LLC (the "Company'').

As you know, Danaher Corporation ("Danaher") has announced that its environmental and applied solutions segments will be spun off to become an independent publicly traded company (the "Separation"). Upon the completion of the Separation, the Company will become part of a newly created company, currently referred to as EAS ("EAS") but to be named Veralto in the future. We anticipate that the spinoff will be completed in late 2023 and are confident that your background and experience will allow you to make major contributions to the Company.

We look forward to welcoming you to our dynamic team. As we discussed, your position would be Senior Vice President and General Counsel, Veralto based in Waltham, MA, reporting to Jennifer Honeycutt, President and CEO, Veralto.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date will be: June 26, 2023.

Base Salary: Your base salary will be paid at the annual rate of $525,000, subject to periodic review, and payable in accordance with the Company's usual payroll practices.

Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 70% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. Associates who commence employment on or after October 1 of the calendar year in which they commence employment will not be eligible for ICP bonus for that calendar year. Associates who commence employment prior to October 1 of the calendar year in which they commence employment will be eligible for an ICP bonus on a pro-rated basis. Upon the Separation, EAS will adopt its own incentive compensation plan.

Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. We will provide further information about our various benefit programs in a separate document. Upon the Separation, EAS will adopt its own health, insurance and retirement benefits plans.

Vacation/ Paid Time Off: You will be eligible for annual vacation/ paid time off benefits pursuant to the Company's vacation /paid time off policy. Upon the Separation, EAS will adopt its own vacation/ paid time off policy.

Stock Options and RSUs:

Equity Award Program. A recommendation will be made in the next regularly scheduled meeting after your Start Date at which the Compensation Committee of Danaher's Board of

Directors considers such recommendations to grant you an equity award with a target value of $700,000, consisting of 50% stock options and 50% RSUs, and vesting 50% on each of the third and fourth anniversaries of the grant date. After the Separation, you will be eligible annually to participate in Veralto's equity compensation program, subject to periodic review.

New Hire Equity Award. A recommendation will be made in the next regularly scheduled meeting after your Start Date at which the Compensation Committee of Danaher's Board of Directors considers such recommendations to grant you a one-time sign-on equity award with a target award value of $2,100,00, consisting of 50% stock options and 50% RSUs, and vesting 25% on each of the first, second, third and fourth anniversaries of the grant date.

Any equity awards set forth above will be governed solely by the terms and conditions set forth in Danaher's applicable stock plan and in the particular form of award agreement required to be signed with respect to each award. Unless Danaher determines otherwise, the following methodology in connection with such equity awards will be used:

•The target award value of any grant(s) will be split evenly between stock options and RSUs.
•The target award value attributable to stock options will be converted into a specific number of options based on a Black Scholes valuation methodology.
•The target award value attributable to RSUs will be converted into a specific number of RSUs using the closing price of Danaher's common stock on the grant date.

Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Upon the Separation, any outstanding Danaher equity awards will be converted to EAS equity with the intrinsic value of the replacement EAS equity immediately following the Separation equivalent overall to the intrinsic value of the Danaher equity immediately prior to the Separation. Post-Separation, we anticipate that EAS will adopt its own equity compensation program based on EAS shares.

Should the Separation occur prior to your Start Date, or prior to the next regularly scheduled Danaher equity award grant date that occurs after your Start Date, the same recommendation will be made to the Compensation Committee of the Board of Directors of EAS ("EAS Compensation Committee") and any award granted would relate to shares in EAS and be governed by the terms determined by the EAS Compensation Committee, including the methodology used in calculating any equity awards.

Signing Bonus: The Company will provide you a signing bonus equal to $250,000 that is payable in the first normal payroll date following the commencement of your employment with the Company. Payment of this bonus is conditioned on your execution of the Signing Bonus Repayment Agreement. We will provide the agreement in a separate document.

Supplemental Retirement/Deferred Compensation Benefit: You will be eligible to participate in Danaher's executive supplemental retirement/deferred compensation program. This program is a non qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the applicable plan documents. Additional information on the program will be provided to you by Fidelity after you join the Company. Upon the Separation, EAS will adopt its own supplemental retirement/deferred compensation plans. Any benefits arising from participation in the program up to and immediately prior to the Separation will be transitioned to a comparable EAS program upon Separation.

Relocation: The Company is pleased to provide relocation benefits through CapRelo, our third-party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the Relocation Repayment Agreement, we will have our CapRelo representative contact you to explain the services, assistance and benefits provided under the Relocation Policy for Danaher Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have. We will provide the agreement in a separate document. Upon the Separation, EAS will adopt its own relocation benefits policy which will apply if you have not relocated to the Waltham, MA area by then.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below. These documents will be sent to you under separate cover:

•Agreement Regarding Competition and the Protection of Proprietary Interests
•Certification of Danaher Corporation Code of Conduct
•Certification of Compliance of Obligations to Prior Employers
•Relocation Repayment Agreement
•Signing Bonus Repayment Agreement

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and EAS and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me.

Sincerely yours,

/s/ Jennifer Honeycutt
President and CEO, Veralto

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed Agreement Regarding Competition and the Protection of Proprietary Interests no later than March 30, 2023.

/s/ Sylvia Stein
April 11, 2023